As filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT MIDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	99-3056990
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

910 Louisiana Street, Suite 4200 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Summit Midstream Corporation 2024 Long-Term Incentive Plan

(Full title of the plan)

James D. Johnston

Summit Midstream Corporation

910 Louisiana Street, Suite 4200

Houston, Texas 77002

(Name and address of agent for service)

(832) 413-4770

(Telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Anthony L. Sanderson

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 1, 2024, Summit Midstream Corporation, a Delaware corporation (the “Registrant”), completed the transactions contemplated by the Agreement and Plan of Merger, by and among the Registrant, Summit SMC NewCo, LLC (“Merger Sub”), a wholly-owned subsidiary of the Registrant, Summit Midstream Partners, LP (the “Partnership”) and Summit Midstream GP, LLC, the general partner of the Partnership, pursuant to which Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of the Registrant (the “Corporate Reorganization”).

In connection with the Corporate Reorganization, the Registrant assumed the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan, as amended by the First Amendment, effective as of March 16, 2022 (the “2022 LTIP”) and all of the obligations of the Partnership thereunder. In connection with the assumption of the 2022 LTIP and the Corporate Reorganization, the Board of Directors of the Registrant (the “Board”) approved the amendment and restatement of the 2022 LTIP, with such amendment and restatement effective as of August 1, 2024 (such amended and restated plan, the Summit Midstream Corporation 2024 Long-Term Incentive Plan (the “Plan”)).

The Plan authorizes the Compensation Committee of the Board, in its discretion, to grant awards of restricted stock, restricted stock units, stock options, stock appreciation rights and other awards related to the Registrant’s common stock, par value $0.01 per share (“Common Stock”), upon such terms and conditions as it may determine appropriate and in accordance with the terms of the Plan. This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register 1,926,281 shares of Common Stock to be issued pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and Partnership are hereby incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(1)	the prospectus dated June 14, 2024, filed on June 14, 2024 pursuant to Rule 424(b)(3) under the Securities Act, relating to the Registration Statement on Form S-4, as amended (Registration No. 333-279903);

(2)	the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 15, 2024 (the “2023 Form 10-K”);

(3)	the information included in the Partnership’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2024 Annual Meeting of Limited Partners, filed on April 9, 2024, to the extent incorporated by reference in Part III of the 2023 Form 10-K;

(4)	the Partnership’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed on May 6, 2024, and the quarter ended June 30, 2024, filed on August 9, 2024;

(5)	the Partnership’s Current Reports on Form 8-K filed on March 22, 2024, May 10, 2024, May 22, 2024, June 3, 2024, June 7, 2024, June 24, 2024, July 17, 2024, July 17, 2024, July 19, 2024, July 29, 2024 and August 1, 2024 and on Form 8-K/A filed on March 28, 2024;

(6)	the Registrant’s Current Report on Form 8-K12B filed on August 1, 2024; and

(7)	the description of the Registrant’s Common Stock contained in Exhibit 99.1 of the Registrant’s Current Report on Form 8-K12B, filed on August 1, 2024, and any subsequent amendments or reports filed for the purpose of updating that description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors and officers will not be liable to the Registrant or its stockholders for monetary damages to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director or officer of the Registrant will be limited to the fullest extent permitted by the amended DGCL. The Registrant will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Summit Midstream Corporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed on August 1, 2024 (Commission File No. 001-42201)).
4.2	Amended and Restated Bylaws of Summit Midstream Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed on August 1, 2024 (Commission File No. 001-42201)).
4.3	Certificate of Designation of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock of Summit Midstream Corporation (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K12B filed on August 1, 2024 (Commission File No. 001-42201)).
4.4	Summit Midstream Corporation 2024 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K12B filed on August 1, 2024 (Commission File No. 001-42201))
5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 22, 2024.

SUMMIT MIDSTREAM CORPORATION

By:	/s/ William J. Mault
William J. Mault
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Heath Deneke, William J. Mault and James D. Johnston, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 22, 2024.

Signature	Title

/s/ J. Heath Deneke	President, Chief Executive Officer and Chairman of the Board
J. Heath Deneke	(Principal Executive Officer)

/s/ William J. Mault	Executive Vice President and Chief Financial Officer
William J. Mault	(Principal Financial Officer)

/s/ Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer
Matthew B. Sicinski	(Principal Accounting Officer)

/s/ James J. Cleary	Director
James J. Cleary

/s/ Lee Jacobe	Director
Lee Jacobe

/s/ Robert J. McNally	Director
Robert J. McNally

/s/ Rommel M. Oates	Director
Rommel M. Oates

/s/ Jerry L. Peters	Director
Jerry L. Peters

/s/ Marguerite Woung-Chapman	Director
Marguerite Woung-Chapman

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